U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, DC 20549

                            FORM 12b-25
                   NOTIFICATION OF LATE FILING

(CHECK ONE):

 [ ] Form 10-K and Form 10-KSB      [ ] Form 20-F      [ ] Form 11-K
 [X] Form 10-Q and Form 10-QSB      [ ] Form N-SAR

     For Period Ended: September 30, 2004
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended: ______________________________

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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PART I--REGISTRANT INFORMATION
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NORTH AMERICAN LIABILITY GROUP, INC.
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     Full Name of Registrant

STANFIELD EDUCATIONAL ALTERNATIVES, INC.
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    (Former Name if Applicable)

2929 E. Commercial Blvd. Suite 610

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     Address of Principal Executive Office (Street and Number)

Fort Lauderdale, FL  33308
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     City, State and Zip Code


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PART II--RULES 12b-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]   (a) The reasons described in reasonable detail in Part III of this form could
          not be eliminated without unreasonable effort or expense;

[X]   (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[X]   (c) The accountant's statement or other exhibit required by Rule
          12b-25(c) has been attached if applicable.

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PART III--NARRATIVE
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The Company needs additional time to complete and file its Quarterly
Report on Form 10-Q. The delay in completing and filing such Report could not be eliminated without unreasonable effort.

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PART IV--OTHER INFORMATION
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(1)  Name and telephone number of person to contact in regard to this notification

    J. Bennett Grocock, Esq.          407                992-1101
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             (Name)               (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                         [ ] Yes     [X] No


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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                         [ ] Yes     [X] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

NORTH AMERICAN LIABILITY GROUP, INC.
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      (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   11/15/2004               By: /s/ Bradley Wilson
                                    ----------------------------
                                 Name: Bradley Wilson
                                 Title: President


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